Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

CROSS COUNTRY HEALTHCARE TO PRESENT AT

CL KING BEST IDEAS CONFERENCE 2007

BOCA RATON, Fla. – August 31, 2007 – Cross Country Healthcare, Inc. (Nasdaq: CCRN) announced today that it is scheduled to make a presentation on Tuesday, September 18, 2007, at 9:00 p.m. Eastern Time at the CL King Best Ideas Conference being held at the Omni Berkshire Place Hotel in New York City.

Cross Country’s presentation will be webcast and accessible to the public online via this webcast link to the Company’s corporate web site or at http://www.crosscountryhealthcare.com/cchiWeb.  Through this link, visitors will be able to access the Company’s presentation made by Joseph A. Boshart, President and Chief Executive Officer of Cross Country Healthcare, Inc., who will provide an overview of Cross Country’s business and prospects.  Replays will be available for 90 days after the presentation at the same website address.

Cross Country Healthcare, Inc. is a leading provider of healthcare staffing services in the United States.  The Company has a national client base of over 4,000 hospitals, pharmaceutical companies and other healthcare providers.  Copies of this and other news releases as well as additional information about Cross Country can be obtained online at www.crosscountryhealthcare.com.  Shareholders and prospective investors can also register at the corporate Web site to automatically receive the Company’s press releases by e-mail.

The Company’s presentation contains forward-looking statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects", "anticipates", "intends", "plans", "believes", "estimates", “suggests” and similar expressions are forward-looking statements.  These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.  These factors include: our ability to attract and retain qualified nurses and other healthcare personnel, costs and availability of short-term apartment leases for our travel nurses, demand for the healthcare services we provide, both nationally and in the regions in which we operate, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients' ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, including from time to time entering into Letters of Intent which may or may not result in the completion of an acquisition, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, our ability to successfully defend the Company, its subsidiaries, and its officers and directors on the merits of any lawsuit or determine its potential liability, if any, and other factors set forth under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2006, as well as in our Quarterly Reports on Form 10-Q as filed during 2007.

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For further information, please contact:

Howard A. Goldman

Director/Investor & Corporate Relations

Phone: 877-686-9779

Email: hgoldman@crosscountry.com

6551 Park of Commerce Blvd., Boca Raton, FL 33487

Tel: (800) 347-2264   Fax: (561) 998-8533   www.crosscountry.com